Dwight Ryan, CFO                                              June 30, 1997
IntegraMed America, Inc.
One Manhattan Road
Purchase, NY  10577

Re:  Loan Commitment to IntegraMed of Illinois, Inc.

Dear Mr. Ryan:

First Union National Bank ("First Union") is pleased to offer you a commitment to lend on the following terms and conditions:

BORROWER:

IntegraMed of Illinois, Inc., a wholly-owned subsidiary of IntegraMed America, Inc.

AMOUNT:

The amount of this facility shall be $4,000,000.00 in the form of a non-restoring Line of Credit with the balance converting to a four year fully amortizing term loan at maturity.

PURPOSE:

This facility shall be used to finance leasehold improvements and equipment purchases and working capital needs relating to the acquisition of the assets and management rights of additional medical practices. The maximum principal amount First Union is committed to lend from time to time shall be the lesser of
(i) $4,000,000.00 or (ii) 50% of the amount of Eligible Accounts plus 75% of the purchase price of new medical equipment and 75% of the appraised value of existing medical equipment; less the amount of any reserve required by First Union. The maximum principal amount First Union is committed to lend will be reduced by the amount of any outstandings under Borrower's revolving credit facility with First Union.

"Eligible Account" refers to an account receivable not more than 90 days from the date of the original invoice that arises in the ordinary course of Borrower's business, and meets the following eligibility requirements: (a) the sale of goods or services reflected in such account is final and such goods and services have been delivered or provided and accepted by the account debtor and payment for such is owing; (b) the invoices comprising an account are not subject to any claims, returns or disputes of any kind; (c) the account debtor is not insolvent; (d) the account debtor has its principal place of business in the United States; (e) the account debtor is not an affiliate of Borrower and is not a supplier of Borrower and the account is not otherwise exposed to risk of set-off.


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INTEREST RATE:

First Union's Prime Rate plus 1.0% (100 basis points), as that rate may change from time to time. "Prime rate" shall be the rate announced by First Union from time to time as its Prime Rate, and is not necessarily the lowest rate offered by First Union.

REPAYMENT:

This facility shall be repayable in monthly payments of accrued interest only until September 30, 1998 when all outstanding principal shall be converted to fully amortizing term loan, repayable in equal monthly principal payments in an amount sufficient to amortize the loan over a four year period plus accrued interest.

Upon the maturity date of September 30, 1998, First Union will, at its sole discretion, consider a request by the Borrower to extend availability for the unused portion of this facility for a period of twelve months upon which the balance due thereunder will convert to a four year fully amortizing term loan under the aforementioned terms and conditions, provided that no Event of Default has occurred under any existing agreement with First Union.

COLLATERAL:

A security interest in all tangible and intangible property of the Borrower and Guarantor including, but not limited to, accounts receivable, inventory, machinery, equipment, furniture, fixtures, chattel paper and general intangibles. This collateral is free and clear of all liens, security interests, and claims whatsoever, other than (i) those granted to First Union, (ii) security interests required by the loan documents, (iii) liens for taxes contested in good faith, (iv) liens accruing by law for employee benefits and
(v) liens on equipment that were granted to other creditors prior to this commitment. This collateral will be kept free and clear from all other liens, security interests and claims and shall have a value satisfactory to First Union.

This Facility will be cross-collateralized and cross-defaulted with the existing First Union loans to IntegraMed, America, Inc.

GUARANTORS:

The unconditional guaranty of IntegraMed America, Inc. will be required. The guaranty shall be in form acceptable to First Union.

BORROWER FINANCIAL STATEMENTS:

Annual Financial Statements.

Borrower shall deliver to First Union, within 120 days after the close of each fiscal year, reviewed financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flow, with supporting schedules; all in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to First Union. The opinion of such independent certified public accountant shall not be acceptable to First Union if qualified due to any limitations in scope imposed by Borrower. Any other qualification of the


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opinion by the accountant shall render the acceptability of the financial statements subject to First Union's approval.

Periodic Financial Statements.

Borrower will also provide unaudited management-prepared quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement, and statement of cash flows, with supporting schedules.

GUARANTOR'S FINANCIAL STATEMENTS:

Annual Financial Statements.

Guarantor shall deliver to First Union, within 120 days after the close of each fiscal year, audited financial statements and form 10-K reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement of cash flow, with supporting schedules; all in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to First Union. The opinion of such independent certified public account shall not be acceptable to First Union if qualified due to any limitations in scope imposed by Borrower. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to First Union's approval.

Periodic Financial Statements.

Guarantor will also provide unaudited management-prepared quarterly financial statements and form 10-Q, including, without limitation, a balance sheet, profit and loss statement, and statement of cash flows, with supporting schedules.

Tax Returns.

Guarantor shall deliver to First Union, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, including, without limitation, K-1 statements for all Partnerships and Sub Chapter S Corporations, each of which shall be signed and certified by Guarantor to be true, correct and complete copies of such returns. In the event an extension is filed, Guarantor shall also deliver a copy of such extension within 30 days of filing.

CONDITIONS PRECEDENT:

This commitment is subject to fulfillment of certain conditions, to First Union's satisfaction in its sole discretion, including the following:

1. Evidence of filing of UCC-1 financing statements for all accounts receivable which IntegraMed America, Inc. purchases in the ordinary course of business from third parties.


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

2. Evidence of completion and funding of a minimum of $6,000,000 (net) in additional capital raised as the result of the issuance of additional common stock as outlined in the draft Securities and Exchange Commission form S-1 dated May, 1997.

3. Evidence of completion of the purchase of Fertility Centers of Illinois, S.C. by IntegraMed America, Inc.

4. Guarantor shall deliver to First Union, a certificate signed by Borrower or by a principal financial officer of Guarantor warranting that no "Default" as specified in the Loan Documents of its existing First Union Revolving Credit Facility, nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

COVENANTS:

In addition to the covenants customarily required by First Union for similar loans, the covenants described on the Covenants Schedule to this letter will be required.

DOCUMENTS:

The loan will be evidenced by documents prepared by and acceptable to First Union, including a Loan Agreement.

COMMITMENT FEES:

The Borrower shall pay First Union $40,000 (1.0% of $4,000,000) as a commitment fee due 50% upon acceptance of this commitment, with the balance due at closing.

COSTS:

Borrower shall pay all costs, expenses and fees (including, without limitation, insurance, recording and attorneys' fees) associated with this transaction.

The preceding terms and conditions are not exhaustive, and this commitment is subject to certain other terms and closing conditions customarily required by First Union for similar transactions. First Union may be referred to as "First Union" in this commitment letter and other related documents. This commitment will expire unless it is accepted by July 8, 1997 and closed on or before September 1, 1997 This commitment letter shall not survive closing.

Borrower represents and agrees that all financial statements and other information delivered to First Union are correct and complete. No material adverse change may occur in, nor may any adverse circumstance be discovered as to, the business or financial condition of the Borrower or and Guarantor(s) prior to closing. First Union's obligations under this commitment are conditioned on the fulfillment to First Union's sole satisfaction of each term and condition referenced by this commitment.

This commitment supersedes all prior commitments and proposals with respect to this transaction, whether written or oral, including any previous loan proposals made by First Union or anyone acting with its authorization. No modification shall be valid unless made in writing and signed by an authorized officer of First Union. This commitment is not assignable, and no party other than Borrower shall be entitled to rely on this commitment.


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Thank you for allowing First Union to be of service. Please do not hesitate to give me a call at 914-286-5044 if I can be of further assistance.

Sincerely,

FIRST UNION NATIONAL BANK

By:   _____________________

           Suzette LaBonne
           Vice President

ACCEPTANCE OF LOAN COMMITMENT:

The above commitment is agreed to and accepted on the terms and conditions provided in this letter.

        IntegraMed of Illinois, Inc.

By: /s/ Dwight Ryan                  7/3/97
     ----------------------       -------------
        Dwight Ryan                    Date
        CFO

GUARANTOR'S ACCEPTANCE OF LOAN COMMITMENT:

The above commitment is agreed to and accepted on the terms and conditions provided in this letter.

IntegraMed America, Inc.

By: /s/ Dwight Ryan                  7/3/97
     ----------------------       -------------
        Dwight Ryan                    Date
        CFO



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                               COVENANTS SCHEDULE

           Attached to Commitment Letter to IntegraMed Illinois, Inc.

FINANCIAL COVENANTS.

o Current Ratio. Guarantor shall, at all times, maintain a Current Ratio of not less than 1.50 to 1.00. "Current Ratio" shall mean the ratio of current assets divided by current liabilities. This covenant will be tested on a quarterly basis.

o Capital Expenditures. Guarantor shall not expend more than $6,000,000. on gross fixed assets (including gross leases to be capitalized under generally accepted accounting principles and leasehold improvements) in any fiscal year excluding acquisitions. This covenant will be tested on an annual basis.

o Tangible Net Worth. Guarantor shall, from closing until fiscal year-end 1997, maintain a Tangible Net Worth of at least Six Million, Five Hundred Thousand dollars ($6,500,000.). For each fiscal year thereafter, Tangible Net Worth shall increase by not less than Eighty percent (80%) of net income. "Tangible Net Worth" shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Guarantor including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include subordinated debt. This covenant will be tested on an annual basis.

o Total Liabilities to Tangible Net Worth Ratio. Guarantor shall, at all times, maintain a ratio of Total Liabilities, including subordinated debt, divided by Tangible Net Worth of not more than 2.00 to 1.00. For purposes of this computation, "Total Liabilities" shall mean all liabilities, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis. "Tangible Net Worth" shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Guarantor including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include subordinated debt. This covenant will be tested on a quarterly basis.

o Working Capital. Guarantor shall, at all times, maintain Working Capital of at least $3,000,000 dollars. "Working Capital" shall mean current assets minus current liabilities. This covenant will be tested on an annual basis.

o Fixed Charge Coverage Ratio. Guarantor shall, at all times, maintain a Fixed Charge Coverage Ratio of not less than 2.00 to 1.00. "Fixed Charge Coverage" shall mean the sum of earnings before interest expense, taxes, depreciation, amortization and lease expense divided by the sum of lease expense and interest expense. This covenant will be tested on a quarterly basis.


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AFFIRMATIVE COVENANTS:

o Deposit Relationship. Guarantor will maintain its primary depository and Cash Management relationship with First Union.

NEGATIVE COVENANTS:

o Change in Fiscal Year. Guarantor shall not change its fiscal year without the consent of First Union.

o Judgment Entered. Borrower and Guarantor shall not permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower and that is not discharged or execution is not stayed within 30 days of entry.

o Cross-Default. No default shall occur in payment or performance of any obligation under any other loans, contracts, or agreements of Borrower or Guarantor, any subsidiary or affiliate of Borrower or Guarantor, any general partner of or the holder(s) of the majority ownership interests of Borrower or Guarantor, with First Union or its affiliates.

o Prepayment of Other Debt. Borrower and Guarantor shall not retire any long term debt at a date in advance of its legal obligation to do so with the exception of obligations due to First Union, without prior consent of First Union.

o Default on Other Contracts or Obligations. Borrower and Guarantor shall not default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed.

o Investments. Purchase any capital stock, securities, or evidence of indebtedness of any other person or entity, except (i) mutual funds offered by the Bank or an Affiliate, (ii) investments in direct obligations of the United States of America, (iii) certificates of deposit in United States commercial banks having a tier 1 capital ratio of not less than 6% but in any event not greater than 10% of the issuing bank's unimpaired capital and surplus, (iv) investments in securities which have, and continue to have, a rating of "A-1" (by Moody's) or "P-1" (by Standard & Poor's) or better, or
     (v) equity securities of an entity for which the publicly traded debt for such entity has, and continues to have, a rating of not less than "Baa3" (by Moody's) or "BBB-" (by Standard & Poor's), all of which may be reasonably acceptable to the Bank, exclusive of Management agreements.

o Guarantees. Borrower and Guarantor shall not guarantee or otherwise become responsible for obligations of any other person or entity without prior written contents of First Union, except as to those assumed in an acquisition and/or management agreement up to $500,000 in the aggregate annually.

o Encumbrances. Borrower and Guarantor shall not create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its


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     assets, whether now owned or hereafter acquired, other than: (i) security interests required by the loan documents; (ii) liens for taxes contested in good faith, (iii) liens accruing by law for employee benefits and (iv) Permitted Liens.

FINANCIAL REPORTS.

o Accounts Receivable Aging. Guarantor shall, from time to time hereafter but not less than monthly, deliver to First Union within 15 days of the end of each such period, a detailed aging of accounts receivable by total, a summary aging of accounts receivable by customer and customer address, and a reconciliation statement. Said aging should also include the original date of each invoice and borrowing base certificate in form satisfactory to First Union.

o Reports and Proxies. Guarantor shall deliver to First Union, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Guarantor to stockholders, and all regular or periodic reports required to be filed by Guarantor with any governmental agency or authority.

o Non-Default Certificate From Borrower. Guarantor shall deliver to First Union, with the financial statements required, a certificate signed by Borrower or by a principal financial officer of Guarantor warranting that no "Default" as specified in the Loan Documents, nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.


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